<Date stamp of the Secretary of State for the State of Nevada dated April 30,
1998 appears here>


                      ARTICLES OF MERGER FOR
               STANDARD GROUP INTERNATIONAL, INC.,
                       A NEVADA CORPORATION

Pursuant to the provisions of Section 78.458 of the Nevada Revised Statutes, Standard Group International, Inc., a Nevada corporation (the "Corporation"), hereby adopts and files the following Articles of Merger as the surviving corporation to the merger of Standard Group International, Inc. a California corporation ("Standard"), with and into the Corporation:

FIRST: The name and place of incorporation of each corporation which is a party to this merger is as follows:

Name                                   Place of Incorporation
----                                   ----------------------
Standard Group International, Inc.     Nevada
Standard Group International, Inc.     California

SECOND: The Agreement and Plan of Merger (the "Plan") governing the merger between the Corporation and Standard, has been adopted by the Boards of Directors of the Corporation and Standard.

THIRD: The approval of the shareholders of the Corporation and Standard was required to effectuate the merger. The number of shares of stock outstanding in each of the corporations ( and the number of votes entitled to be cast) as of the date of the adoption of the Plan was as follows:

                                     Shares
Entity                               Type of Shares         Outstanding
------                               --------------         -----------
Standard Group
International, Inc. (California)     Common                 38,697,000
Standard Group
International, Inc. (Nevada)         Common                 100

The number of shares of stock of each corporation which voted for and against the Plan was as follows:

Entity                               Type of Shares     For          Against
------                               --------------     ---          -------
Standard Group International, Inc.
(California)                         Common             25,050,000     0
Standard Group International, Inc.   Common             100            0
(Nevada)

FOURTH: The number of votes cast for the Plan by each voting group entitled to vote was sufficient for approval of the merger by each such voting group.

FIFTH: Following the merger there are no amendments to the Articles of Incorporation of the surviving company.

SIXTH: The complete executed Plan is on file at the registered office or other place of business of the Corporation.
SEVENTH: A copy of the Plan will be furnished by the Corporation, on request and without cost, to any shareholder of either corporation which is a party to the merger.

EIGHTH: The merger will be effective upon the filing of the Articles of Merger.

DATED this 22nd day of April 1998.

STANDARD GROUP INTERNATIONAL, INC., a   Nevada corporation


By /s/ John Peters
   ---------------
   John Peters, President


By /s/ Anita Patterson
   -------------------
   Anita Patterson, Secretary


STATE OF UTAH        )
                     : ss.
COUNTY OF SALT LAKE  )

On the 22nd day of April, 1998, personally appeared before me John Peters and Anita Patterson personally known to me or proved to me on the basis of satisfactory evidence, and who, being by me duly sworn, did say that they are the President and Secretary of Standard Group International, Inc. and that said document was signed by them in behalf of said corporation by authority of its bylaws, and said John Peters and Anita Patterson acknowledged to me that said corporation executed the same.


/s/ M. Jeanne Ball
------------------
NOTARY PUBLIC

<Notary Public stamp of M. Jeanne Ball appears here>